EXHIBIT A-7


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               ATC MANAGEMENT INC.

     The following restated articles of incorporation of ATC Management Inc., duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supercede and take the place of the existing articles of incorporation and any amendments thereto:

                                       I.

               The name of the Corporation is ATC Management Inc.

                                      II.

    The Corporation is organized under Chapter 180 of the Wisconsin Statutes.

                                      III.

     The Corporation shall have the authority to issue 130,000,000 shares of Stock, consisting of 30,000,000 shares of Preferred Stock, par value $.01 per share, and 100,000,000 shares of Common Stock, of which 99,999,990 shares shall be Class A Common Stock, $.01 par value per share, and 10 shares shall be Class B Common Stock, $.01 par value per share.

     The Class A Common Stock and Class B Common Stock shall have the same relative rights, preferences and limitations with respect to any dividends and distributions upon liquidation, and in all other respects, except with respect to voting rights and conversion.

     A.   Preferred Stock. The Preferred Stock may be issued from time to
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time in one or more series. The Board of Directors is hereby authorized, by filing one or more articles of amendment pursuant to the Wisconsin Business Corporation Law (each, a "Preferred Stock Designation"), to fix or, as permitted by the Wisconsin Business Corporation Law, alter from time to time the designations, powers, preferences and rights of each such series of the Preferred Stock and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of the Preferred Stock, and to establish from time to


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time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B.   Common Stock.
          ------------

          1.   Voting Rights.
               -------------

               a. Class A. Until the earlier of (x) the closing of an offering of Class A Common Stock that has the effect of listing such shares on the New York Stock Exchange, American Stock Exchange, or the Nasdaq National Market System, or their respective successors (the "Listing"), or (y) the conversion of the Class B Common Stock into Class A Common Stock (the "Conversion"), the holders of the Class A Common Stock shall not have any right to vote in the election of directors of the Corporation, or any other right to vote except as may be required by law. Upon the earlier of the Listing or Conversion, the holders of the Class A Stock shall have the right, subject to any rights of any holders of Preferred Stock, to elect all directors of the Corporation that are not elected by the holders of the Class B Common Stock and shall possess all other voting rights incident to shares of Common Stock under Chapter 180 of the Wisconsin Statutes.

               b. Class B. Until the earlier of the Listing or Conversion, the holders of the Class B Common Stock shall have the right to elect all the directors of the Corporation, subject to any rights of any holders of Preferred Stock, and shall possess all other voting rights incident to shares of common stock under Chapter 180 of the Wisconsin Statutes. Upon the earlier of the Listing or Conversion, the holders of the Class B Common Stock (i) shall have the right to elect that number of directors of the Corporation specified in the Corporation's Bylaws; (ii) shall not have the right to vote with respect to any other director of the Corporation; and (iii) shall not have the right to vote on any other matter except to the extent required by law.

          2. Conversion. Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the earlier of (i) the tenth anniversary of the filing of these Amended and Restated Articles of Incorporation; or (ii) the date on which the Corporation's ownership of American Transmission Company LLC exceeds 50%; provided, however, that no


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          3.   more than one year preceding such event, the Board of Directors may, by majority vote, elect not to have the Class B Common Stock converted as of such date.

          4.   Fractional Shares. The Corporation shall not have the authority
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     to issue any fractional shares of Class B Common Stock.

                                       IV.

     The number of directors constituting the Board of Directors shall be designated in the Corporation's Bylaws. The terms of the directors may be staggered to the extent provided in the Corporation Bylaws.

                                       V.

     The name and street address of the registered agent and registered office of the Corporation are Walter T. Woelfle, N16 W23217 Stone Ridge Drive, Waukesha, Wisconsin 53187.

                                       VI.

     The above amendments to the Articles of Incorporation of the Corporation were duly adopted in accordance with Section 180.1003 of the Wisconsin Statutes
on November   , 2000.
            --

     These Amended and Restated Articles of Incorporation shall become effective on January 1, 2001.

     IN WITNESS WHEREOF, the Company has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized representative
on this       day of        , 2000.
        -----        -------

                                        ATC MANAGEMENT INC.


                                        By:
                                           ------------------------------------
                                           Name:  Jose M. Delgado
                                           Title: CEO and President


              This instrument was drafted by and is returnable to:

                              Jack Molencamp, Esq.
                                Hunton & Williams
                                1900 K Street, NW
                            Washington, DC 20006-1109